STOCK PURCHASE AGREEMENT

AMONG

MOUNT TAM BIOTECHNOLOGIES, INC., A DELAWARE CORPORATION

MOUNT TAM BIOTECHNOLOGIES, INC., A NEVADA CORPORATION,

AND

ARJ CONSULTING, LLC, A NEW YORK LIMITED LIABILITY COMPANY

OCTOBER 18, 2018

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of October 18, 2018 by and among ARJ Consulting, LLC, a New York limited liability company (“Acquiror”), Mount Tam Biotechnologies, Inc. a Delaware corporation (the “Company”) and Mount Tam Biotechnologies, Inc., a Nevada corporation (“Seller”).

RECITALS

A.Seller holds one hundred percent (100%) of the Securities (as defined below) in the Company and desires to accept an offer by Acquiror to purchase all Securities owned by Seller on the terms and subject to the conditions set forth in this Agreement.

B.The Company’s sole assets are Net Operating Losses (“NOLs”) in the amount of approximately $4,497,669 and tax credits (“Credits”) in the amount of approximately $189,659.

C.Seller’s board of directors has carefully considered the terms of this Agreement and has determined that this Agreement and the terms and conditions of the transactions contemplated by this Agreement (“Transactions”), are advisable, fair to and in the best interests of the Company and Seller as the sole stockholder of the Company and has approved this Agreement and the Transactions in accordance with the Company’s Governing Documents and applicable Law.

D.Acquiror’s board of directors has carefully considered the terms of this Agreement and has determined that the terms and conditions of the Transactions are in the best interests of, and are advisable to, Acquiror.

E.Acquiror, the Company and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Action” means any action, suit, litigation, arbitration, mediation, proceeding, claim, complaint, allegation, demand, charge, grievance, prosecution, investigation, inquiry, hearing, audit, examination or subpoena (whether (i) civil, criminal, administrative, judicial, investigative or appellate, (ii) formal or informal, (iii) public or private, or (iv) at law or at equity) commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person, including a subsidiary of the first Person, a Person of which the first Person is a subsidiary or another subsidiary of a Person of which the first Person is also a subsidiary; “control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.

“Applicable Law” means, with respect to any Person, any applicable federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, extension order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and applicable to such Person and any Orders applicable to such Person or to any of its assets, properties or business.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Debt” means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than trade payable incurred in the ordinary course of business), (iii) all obligations of the Company to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (v) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (vii) all premiums, penalties, fees, expenses, breakage costs, balloon payments and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the repayment or termination of Company Debt, the consummation of the Transactions or in connection with any lender consent, and (viii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (vii) appertaining to third parties.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) in effect as of the Closing Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, adverse claim, restriction, infringement, interference, option, right of first refusal, preemptive right, community property interest or other encumbrance or restriction of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Entity which is a member of: (i) a “controlled group of corporations,” as defined in Section 414(b) of the Code, (ii) a group of entities under “common control,” as defined in Section 414(c) of the Code, or (iii) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Documents” means a Company’s (i) Certificate of Incorporation and Bylaws, including all amendments thereto, existing as of the Closing Date, and (ii) Certificate of Formation and Operating Agreement or LLC Agreement, as applicable, including all amendments thereto, existing as of the Closing Date, as applicable.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, and any court or other tribunal), (iv) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities or (v) self-regulatory organization which has jurisdiction or authority over the Company or any Subsidiaries.

“IRS” means the Internal Revenue Service.

“Knowledge” or “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge, after reasonable inquiry, diligence and review, of such fact, circumstance, event or other matter of Richard Marshak, James Stapleton and Timothy Powers.

“Liability” means any debt, obligation, duty or liability of any nature (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary), including any such debt, obligation, duty or liability arising under any Applicable Law, Contract or Action, regardless of whether any such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP, including the notes thereto, or is immediately due and payable.

“Losses” means actual out-of-pocket losses (including, but not limited to, damages, liabilities, costs or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder).

“Material Adverse Change” when used in connection with an Entity means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by such Entity in this Agreement) that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, is or is reasonably likely to: (i) be materially adverse in relation to the near-term or longer-term condition (financial or otherwise), capitalization, properties, services, assets (including intangible assets), intellectual property, liabilities, business, employees, management, prospects, operations or results of operations of such Entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from (A) changes in general economic conditions (provided that such changes do not affect such Entity disproportionately as compared to such Entity’s competitors), (B) changes generally affecting the industry in which such Entity operates (provided that such changes do not affect such Entity disproportionately as compared to such Entity’s competitors), (C) any acts of terrorism, military action or war (provided that such acts do not affect such Entity disproportionately as compared to such Entity’s competitors), or (D) changes in Applicable Law or GAAP generally affecting the industry in which such Entity operates (provided that such changes do not affect such Entity disproportionately as compared to such Entity’s competitors), or (ii) materially impede or delay such Entity’s ability to perform any obligation under or otherwise consummate the Transactions, including those contemplated by this Agreement in accordance with its terms and Applicable Laws.

“Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“ordinary course of business” means any action taken by a Person if: (i) such action is consistent with such Person’s past practices and is taken in the ordinary course of such party’s normal day to day operations, (ii) such action is taken in accordance with sound and prudent business practices, and (iii) such action is not required to be authorized by such Person’s shareholders, members or other securityholders, managers, board of directors or similar governing body or any committee thereof and does not require any other separate or special authorization of any nature.

“Person” means any natural person, Entity or Governmental Authority.

“Pre-Closing Taxes” means any (i) Taxes of the Company and the Company Subsidiaries for a Taxable period (or portion thereof) ending on or prior to the Closing Date and (ii) any Taxes of any other Person for which the Company is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date.  For clarity, Pre-Closing Taxes includes any payroll taxes or other Taxes of the Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date.  In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

“Prior Transfer” means the transfer of assets and liabilities, if any, listed on Schedule 3.9 of the Company Disclosure Schedules from the Company to Mount Tam Therapeutics, Inc. pursuant to that certain Assignment and Assumption Agreement dated as of October 16, 2018 between the Company and Mount Tam Therapeutics, Inc., as well as several patent assignment documents transferring three patents pending from the Company to Mount Tam Therapeutics, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities” means any and all shares of capital stock, limited liability company interests, membership interests, membership units, profits interests, ownership interests, equity interests, stock or limited liability company units, “phantom” stock or limited liability company units or rights, equity appreciation rights, or other securities, or any options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts to purchase or otherwise acquire any of the foregoing.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than fifty percent (50%) of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate managers or directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any federal, state, local or foreign, net or gross income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, ad valorem, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, real property, personal property, share capital, social security, national health insurance, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, escheat assessments, duties, fees, levies or other governmental charges or assessment of any nature, whether disputed or not, including any interest, consumer price index linkage, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax.

“Tax Return” means any return, declaration, statement, form, report, estimate, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with a Tax Authority with respect to Taxes.

“Technology” means any or all of the following: (i) works of authorship including software programs, objects, modules, routines, algorithms, schematics, and architecture, whether in source code or executable code form, documentation (including programmers notes and annotations, technical and user documentation, specifications, manuals, instructions, designs, layouts, plans, drawings, bills of materials, net lists, and GDSII Files), (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names and trade dress, (vi) domain names, web addresses and sites, (vii) technology, methods and processes, algorithms and formulae, (viii) devices, prototypes, designs, specifications and schematics, and (ix) and all embodiments, representations and manifestations of any of the foregoing.

“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with the Transactions, whether or not incurred, billed or accrued, including (i) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons, calculated without taking into account any earn-outs, escrows or other contingencies, (iii) all bonuses, severance payments, termination payments or obligations (including statutorily mandated severance or termination payments), change of control payments or similar payments or obligations payable by the Company to managers, employees and/or consultants of the Company in connection with the consummation of the Transactions or termination of employment or a services engagement in connection therewith, that are unpaid as of the Closing Date (a “Benefits Waiver”), including any severance obligations (whether statutorily mandated severance payments or otherwise), and payments in lieu of notice, payable to all Designated Employees, whether arising before or after the Closing Date, (iv) the employer portion of any payroll taxes or other withholding obligations arising from payments described in clause (iii) of this definition and (v) any such fees, costs, expenses, payments and expenditures incurred by Seller paid for, or to be paid for, by the Company; provided that Transaction Expenses shall be calculated to be inclusive of any value added tax or any similar sales or turnover tax of any relevant jurisdiction.

Other capitalized terms defined elsewhere in this Agreement and not defined in this 0 have the meanings assigned to such terms in the following sections:

“AAA”	12.1	“Company Subsidiary”	0
“Acquiror”	Preamble	“Contested Claim”	11.7(b)
“Acquiror Indemnified Person”	11.3	“Credits”	Recitals
“Acquiror Indemnified Persons”	11.3	“Financial Statements”	3.8(a)
“Agreement”	Preamble	“Fraud Claim”	11.3(g)
“Allocations”	6.4(e)	“Government Contract”	3.12(n)
“Benefits Waiver”	Article 1	“Indemnifying Person”	11.3
“Claim”	11.5(a)	“NDA”	12.12
“Claims Period”	11.5(b)	“NOL”	Recitals
“Company”	Preamble	“Notice of Claim”	11.5(a)
“Consolidated Balance Sheet”	3.8(b)	“Purchase Price”	2.1(b)
“Consolidated Balance Sheet Date”	3.8(b)	“Third-Party Claim”	11.5(a)
“Company Disclosure Schedules”	Article 3	“Transactions”	Recitals
“Company Material Contract”	3.12	“Transfer Taxes”	6.4(c)
“Company Source Code”	3.13(i)
“Company Subsidiaries”	0

ARTICLE 2
THE SECURITIES PURCHASE

2.1The Securities Purchase.

(a)At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall and hereby does sell, assign, transfer and deliver to Acquiror (or a designee thereof), and Acquiror (or a designee thereof) shall and hereby does purchase from Seller, good and valid title to the Securities, free and clear from all Encumbrances, and with the benefit of all rights of whatsoever nature attaching or accruing to such Securities, in exchange for the consideration described in Section 2.1(b).

(b)At the Closing, Acquiror shall make or cause to be made a payment to Seller in the amount of Four Hundred Ten Thousand Dollars ($410,000) (“Purchase Price”) by initiating an irrevocable SWIFT wire transfer to the bank account(s) designated by Seller as set forth on Schedule I, and provide Seller with evidence of such initiation.

(c)Subject to the terms and conditions of this Agreement, the Closing shall take place remotely (the “Closing”) on or about October 18, 2018 (“Closing Date”).

2.2Reliance.  Each party hereto is relying solely on the advice of his, her or its own Tax advisors with respect to the Tax consequences of Transactions.

2.3Further Assurances.  If, at any time before or after the Closing, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement, then the Company, Seller, Acquiror and their respective officers, directors and managers shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to otherwise carry out the purposes and intent of this Agreement so long as such action is not inconsistent with this Agreement.   Seller and the Company shall cooperate with Acquiror with respect to the transfer of the Company business from and after the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Subject to the exceptions set forth in a numbered or lettered section of the disclosure schedules of the Company addressed to Acquiror, delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedules”) referencing a representation or warranty herein, each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this 0 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception without reference to extrinsic documentation or independent knowledge on the part of the reader regarding the disclosed exception), each of the Company and Seller, as applicable, represents and warrants to Acquiror as of the Closing, as follows:

3.1Organization and Good Standing.  The Company is duly organized and validly existing under the laws of the state of its jurisdiction of incorporation.  The Company has the corporate power and authority to own, operate, and lease its properties and to carry on its business.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to be material to the Company.  The Company has delivered to Acquiror true and complete copies of its Governing Documents, each as currently in effect, and is not in violation of its Governing Documents.

3.2Subsidiaries.

(a)Schedule 3.2(a)-1 of the Company Disclosure Schedules sets forth each Subsidiary of the Company and its jurisdiction of organization (each such Person that should be included on such schedule, a “Company Subsidiary” and together the “Company Subsidiaries”). Except for the Company Subsidiaries, the Company does not have, and since its inception has not had, any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in, or made any loans to, any Entity. The Company has delivered to Acquiror true and complete copies of the Governing Documents of each Company Subsidiary, and no Company Subsidiary is in violation thereof.

3.3Power, Authorization and Validity.

(a)Power and Authority.  The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Seller is the owner of one hundred percent (100%) of the issued and outstanding Securities, has executed this Agreement and no further vote of Seller is required, including under the Governing Documents and Applicable Law in connection with the execution, delivery or performance of this Agreement by the Company or Seller or the consummation of the Transactions.

(b)No Consents.  Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedules, no consent, approval, Order or authorization, release or waiver of, or registration, declaration or except with regard to Seller’s obligations to file current and periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, filing with, or notice to, any Governmental Authority or any other Person is necessary or is required to be made or obtained by or with respect to the Company to enable the Company to lawfully execute and deliver, enter into and perform its obligations under this Agreement and to consummate the Transactions (including the consent of any Person required to be obtained in order to keep the Contract between such Person and the Company in effect following the Transactions and to provide that the Company is not in breach or violation of any such Contract) (including any filings and notifications as may be required to be made by the Company in connection with the Closing under antitrust laws and other Applicable Law).

(c)Enforceability.  This Agreement has been duly executed and delivered by the Company.  This Agreement shall be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, assuming the due execution and delivery by the other parties thereto and subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d)Takeover Laws.  No restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation, and no anti-takeover provision in the Governing Documents will be applicable to the execution, delivery or performance of the Transactions.

3.4Capitalization of the Company.

(a)The authorized Securities of the Company consists solely of the Securities.  A total of one hundred percent (100%) of the Securities are issued and outstanding.  The Company holds no treasury shares.  Other than the Securities held by Seller, there are no other issued and outstanding Securities and no outstanding commitments or Contracts to issue any Securities, other than to Seller and Acquiror.  Schedule 3.4(a) of the Company Disclosure Schedules accurately sets forth a true, correct and complete list of the registered owners of any Securities and the number or percentage and type of such Securities outstanding immediately prior to the Closing.  The number of Securities set forth as being so owned by such Person on Schedule 3.4(a) of the Company Disclosure Schedules constitutes the entire interest of such Person in the issued and outstanding Securities or voting securities of the Company.  All issued and outstanding Securities have been duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Governing Documents or any Contract to which the Company is a party or by which the Company or any of its assets is bound.  The Company has never declared or paid any dividends or distributions on any Securities.  There is no Liability for dividends accrued and unpaid by the Company.   The Company is not under any obligation to register under the Securities Act, any other Applicable Law or “blue sky” laws, any Securities of the Company, whether currently outstanding or that may subsequently be issued.  No Company Subsidiary is under any obligation to register under the Securities Act, any other Applicable Law or “blue sky” laws, any securities of such Company Subsidiary, whether current outstanding or that may subsequently be issued.  No Seller that is a limited partnership has any limited partners who are employees of Acquiror.  All issued and outstanding Securities were issued in compliance with all Applicable Law and all requirements set forth in the Governing Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(b)No Other Rights.  There are no appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any Securities of the Company or any securities or debt convertible into or exchangeable for Securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.  The Governing Documents do not provide, and the Company is not a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any outstanding Securities of the Company.  The Company is not a party to any Contract regarding the voting of any outstanding Securities of the Company.

3.5No Conflict.  Neither the execution and delivery of this Agreement by the Company and Seller, nor the consummation of the Transactions or any other transaction contemplated hereby or thereby, conflicts with, or (with or without notice or lapse of time, or both) results in a termination, acceleration, cancellation, breach, impairment or violation of, constitutes a default under, or results in the creation of any Encumbrance on any of the assets, properties or rights of the Company pursuant to: (a) any provision of the Governing Documents or any resolution adopted by Seller or Seller’s Board of Directors, as currently in effect, (b) any Applicable Law, (c) any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound, except any such termination, acceleration, cancellation, breach, impairment, violation, default, or creation of any Encumbrance, that would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole,  or (d) any privacy policy of the Company.  Neither the execution and delivery by the Company of this Agreement nor the consummation of the Transactions shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company that would come into effect upon the completion of the Transactions.

3.6Litigation.  There is no Action pending against the Company, Seller or any of their respective assets or properties (or against any officer, manager, or to Seller’s Knowledge, employee, consultant, contractor or agent of the Company or Seller in their capacity as such or relating to their employment, services or relationship with the Company or Seller) before any Governmental Authority, arbitrator or mediator, and since the inception of the Company no such Action has been brought or, to the Knowledge of Seller, threatened. (a) No such Action has been, to the Knowledge of the Company, threatened and (b) to Seller’s Knowledge, there is no reasonable basis for any such Action (including with respect to (i) the execution and delivery by the Company of this Agreement or upon the completion of the Transactions or (ii) any confidentiality or similar agreement entered into by the Company regarding the Transactions).  There is no Order outstanding against the Company, the Seller or any of their respective assets or properties (or against any officer, manager, or to Seller’s Knowledge, employee, consultant, contractor or agent of the Company or Seller in their capacity as such or relating to their employment, services or relationship with the Company or Seller).  Neither the Company nor the Seller has any Action pending or threatened against any Governmental Authority or other Person.

3.7Taxes. Seller and the Company file separate Tax Returns, but do report their Financial Statements on a consolidated bases with the Securities and Exchange Commission (“SEC”) in Seller’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (such reports, the “SEC Filings”).

(a)To Seller’s Knowledge, the Company has properly completed and timely filed with the appropriate Tax Authorities all Tax Returns required to be filed by it prior to the Closing, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and the Company does not have any Liability for Taxes in excess of the amounts so paid.  All such Tax Returns were complete and accurate and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company.

(b)The Company has delivered to Acquiror true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company.

(c)The Consolidated Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Consolidated Balance Sheet Date. The Company has no Liability for unpaid Taxes accruing after the Consolidated Balance

Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Consolidated Balance Sheet Date.

There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company or Seller that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (iv) except as set forth on Schedule 3.7(c) of the Company Disclosure Schedules, no agreement to any extension of time for filing any Tax Return that has not been filed.  No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d)The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all Applicable Laws.  The Company is in material compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws.

(e)The prices and terms for the provision of any property or services by or to the Company and/or Seller are at arm’s length for purposes of the relevant transfer pricing laws and all related documentation if required by such Applicable Laws has been timely prepared or obtained and, if necessary, retained.

(f)Neither the Company nor the Seller is or has ever been, subject to Tax in any country other than its country of incorporation by virtue of being treated as a resident of or having a permanent establishment or other place of business in that country.

(g)Neither the Company nor the Seller has been or, to the Seller’s Knowledge, will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(h)Neither the Company nor the Seller is a party to or is bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and neither the Company nor the Seller has any Liability or potential Liability to another party under any such agreement.

(i)Neither the Company nor the Seller has consummated or participated in and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(j)Neither the Company nor the Seller has any Liability for the Taxes of any Person (other than the Company) as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.

(k)To Seller’s Knowledge, neither the Company nor the Seller will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing or (vi) prepaid amount received on or prior to the Closing Date.

(l)Neither the Company nor the Seller has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Authority).

(m)The Company has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

3.8Company Financial Statements.

(a)Seller has delivered to Acquiror the audited consolidated financial statements of Seller for the fiscal years ended December 31, 2016 and December 31, 2017, and its unaudited, consolidated financial statements for the 3-month period ended March 31, 2018 and June 30, 2018 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”),  The Financial Statements (i) are derived from and in accordance with the books and records of Seller and the Company (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present, in all material respects, the consolidated financial condition of Seller and the Company at the dates therein indicated and the consolidated results of operations and cash flows of Seller and the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iv) are true, correct and complete, (v) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved and (vi) have been kept accurately in the ordinary course of business consistent in all material respects with Applicable Law.  The transactions reflected in the Financial

Statements represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

(b)Except as set forth on Schedule 3.8(b) of the Company Disclosure Schedules, neither the Company nor Seller has any Liabilities of any nature other than (i) those set forth or adequately provided for in the consolidated balance sheet included in the Financial Statements as of June 30, 2018 (such date, the “Consolidated Balance Sheet Date” and such balance sheet, the “Consolidated Balance Sheet”), (ii) those incurred in the conduct of, as applicable, the Company and Seller’s business since the Consolidated Balance Sheet Date in the ordinary course of business that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) those incurred by the Company in connection with the execution of this Agreement.  Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.  All reserves that are set forth in or reflected in the Consolidated Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.  Without limiting the generality of the foregoing, neither the Company nor Seller has ever guaranteed any debt or other obligation of any other Person.

(c)As of the Closing Date, there is no Company Debt.

(d)As of December 31, 2017, the Company has NOLs totaling approximately $4,034,669; as of the Closing Date, the Company’s projected NOLs (including the nine month period ending September 30, 2018), total approximately $4,497,669.

(e)As of December 31, 2017, the Company has Credits totaling approximately $180,875; as of the Closing Date, the Company’s projected Credits (including the nine month period ending September 30, 2018), total approximately $189,659.

(f)Neither Seller nor the Company makes any representation, warranty or guarantee that Acquiror will be able to use the assets acquired in this Transaction for any particular purpose.

3.9Title to, Condition and Sufficiency of Assets; Real Property.

(a)The Company has good and marketable title to all of its properties, and interests in properties and assets, real and personal, reflected on the Consolidated Balance Sheet or acquired after the Consolidated Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Consolidated Balance Sheet Date in the ordinary course of business and as a result of the Prior Transfer), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company or Seller valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances.  Schedule 3.9 of the Company Disclosure Schedule sets forth the assets and liabilities, if any, transferred by the Company to Mount Tam Therapeutics, Inc. in the Prior Transfer and the consideration exchanged therefor.

(b)The Company does not own, and has never owned, any real property.

3.10Absence of Certain Changes.  Since the Consolidated Balance Sheet Date, except as set forth on Schedule 3.10, (a) each of the Company and Seller has conducted the business of the Company only in the ordinary course of business, (b) there has not occurred any event that is material and adverse with respect to the Company or Seller, (c) there has not occurred any damage, destruction or loss of any material property or material asset, whether or not covered by insurance, and (d) there has not been any Liability incurred by the Company or Seller to any of their respective officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices.

3.11Bad Actor.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or to Seller or to any of their respective officers, directors or employees.

3.12Contracts, Agreements, Arrangements, Commitments and Undertakings.  Schedule 3.12 of the Company Disclosure Schedules set forth a list, divided by the appropriate lettered and numbered sub- section set forth below, of each of the following Contracts to which the Company is a party or to which the Company, or any of its assets or properties is bound (each a “Company Material Contract”):

(a)any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or that evidences any Encumbrance on its assets, properties or rights, or that evidences a leasing transaction of a type required to be capitalized in accordance with GAAP;

(b)any lease, sublease, occupancy or co-location agreement or other Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party, or under which it is lessor or sublessor, and specifying (in the case of any real property lease) the name of the lessor, lessee and address of the property;

(c)any dealer, distributor, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any Company product, excluding from the listing obligation hereunder, but not from the definition of Company Material Contract, Contracts on the Company’s standard form(s) thereof;

(d)any joint venture, partnership, or similar Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(e)any Contract that restricts it from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business or market, (iii) freely setting prices for any Company product (including most favored customer and client pricing provisions), (iv) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (v) soliciting potential employees, consultants, contractors or other suppliers or customers or clients;

(f)any (i) licensing agreement in which the Company is the licensor excluding from the listing obligation hereunder, but not from the definition of Company Material Contract, any non-exclusive licenses granted by the Company to a customer in connection with the use or licensing of the Company products and on the Company’s standard form(s) of customer agreement, or (ii) licensing agreement in which the Company is the licensee, excluding from the listing obligation hereunder, but not from the definition of Company Material Contract, any (X) license for Open Source Material or license for any off-the-shelf software (including software provided as a service) that is available for an aggregate cost of less than $50,000 per year, (Y) incidental IP contract, and (Z) Contract with a current or former employee, independent contractor, or consultant of the Company entered into on the Company’s standard form(s) of employee, independent contractor, or consultant agreement (or a substantially similar agreement);

(g)any Contract providing for support or maintenance by it (other than pursuant to license Agreement identified in Schedule 3.12(f)(i) of the Company Disclosure Schedules);

(h)any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities, or debt of any other Person, excluding from the listing obligation hereunder, but not from the definition of Company Material Contract, any Contract that includes an indemnification obligation of the Company and entered into in the ordinary course of business;

(i)any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Securities or other Securities or any options, warrants or other rights to purchase or otherwise acquire any such Securities or other Securities or options, warrants, or other rights therefor;

(j)any Contract for or relating to (i) indemnity of any manager or officer listed on Schedule 3.12(j)-1 of the Company Disclosure Schedules, (ii) the employment or engagement by it of any manager, director, officer, employee, consultant, or contractor or any other type of Contract with any of its managers, directors, officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any Contract requiring it to make a payment to any current or former manager, director, officer, employee, consultant or contractor on account of the Transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement listed on Schedule 3.12(j)-2 of the Company Disclosure Schedules, or (iii) termination of services of any manager, director, officer, employee, consultant or contractor (including any separation, release or similar Contract) listed on Schedule 3.12(j)-3 of the Company Disclosure Schedules;

(k)any Contract with any labor union, works council, employee representation group or similar labor organization, or any collective bargaining agreement or similar Contract with or regarding its employees;

(l)any Contract (i) in which its officers, directors, managers, employees, or members or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;

(m)any Contract pursuant to which it has (i) acquired a business or Entity, or assets of a business or Entity, or (ii) disposed of any material assets or properties, in each case whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise since the Company’s inception;

(n)any Contract with a Governmental Authority or higher-tiered contractor under any Contract with a Governmental Authority (each, a “Government Contract”);

(o)any Contract under which the Company’s entering into this Agreement or the consummation of the Transactions shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company;

(p)any power of attorney other than routine powers of attorney relating to representation before governmental agencies; or

(q)any other Contract that is material to it or its business, operations, financial condition, properties or assets.

A true and complete copy of each agreement or document required by these subsections (a)-(r) of this Section 3.12 to be listed on Schedule 3.12 of the Company Disclosure Schedules has been delivered to Acquiror.  All Company Material Contracts are in written form.

3.13No Default; No Restrictions.

(a)The Company has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Company Material Contract to which it is a party.  Each of the Company Material Contracts is in full force and effect.  There exists no default or event of default or event, occurrence, condition or act, with respect to the Company, or, to Seller’s Knowledge, with respect to any other contracting party, which, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, could reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (D) the right to cancel, terminate or modify any Company Material Contract.  The Company has not received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.  The Company has no Liability for renegotiation of any Government Contracts.

3.14Compliance with Laws.

(a)Each of the Company and the Seller has complied, and is now in compliance, in all material respects, with all Applicable Laws.  Neither the Company nor Seller has received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of Applicable Law.

(b)Neither of the Company nor Seller or their respective representatives or any other Person acting for or on behalf of the Company or Seller has (i) taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person (including any Governmental Authority (or employee or representative thereof), government owned or controlled enterprise, public international organization, political party and candidate for public office) private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for business or Contracts secured, (B) to pay for favorable treatment for business or Contracts secured, (C) to obtain special concessions or for special concessions already obtained, (D) to improperly influence or induce any act or decision, (E) to secure any improper advantage, or (F) in violation of Applicable Law (including the U.S. Foreign Corrupt Practices Act) or (ii) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company.  No governmental official and no close relative or family member of a governmental official (i) holds or will hold an ownership or other economic interest, direct or indirect in the Company, (ii) serves as a representative of the Company, or (iii) will receive any economic benefit from the Company as a result of the Transactions.

3.15Employees, ERISA and Other Compliance.

(a)As of the Closing Date, the Company will have no employees or consultants, nor with the Company be obligated in any way to any employees or consultants.

(b)At all times, the Company had correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other Applicable Law.  All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law.  To the Knowledge of the Company, the employment of any employee or engagement of any consultant by the Company or Seller does not subject the Company or the Seller to any Liability to any third party.

(c)The Company and the Seller has complied and is presently in compliance with all Applicable Law relating to employment, including with respect to the transfer of all employees to the Seller, and in the three (3) years prior to the Closing Date, neither the Company nor the Seller or any of their respective Subsidiaries has been a party to any court, arbitration, or administrative proceeding in which the Company or the Seller or any of their respective Subsidiaries was, or is, alleged to have violated any Applicable Law relating to employment.

(d)Schedule 3.15(d) of the Company Disclosure Schedules sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or with respect to which the Company has or may in the future have any liability (contingent or otherwise).  Each plan, agreement, program, policy or arrangement required to be set forth on the Disclosure Schedule pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(e)Each Benefit Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Benefit Plans.

(f)Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS.

(g)No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(h)Neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.  All contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Benefit Plans have been timely made or accrued.

(i)No Action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to Seller’s Knowledge, threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan).  There are no audits, inquiries or proceedings pending or threatened by the IRS or other Governmental Authority with respect to any Benefit Plan.

(j)No Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code.

(k)The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (3) trigger any obligation to fund any Benefit Plan.

(l)There is no contract, plan or arrangement covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code.  For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.  No Benefit Plan has failed to comply with Section 409A of the Code in a manner that would result in any tax, interest or penalty thereunder.  Neither the Company nor any of its subsidiaries has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or

Code Section 409A.  No Person holds any Company Securities that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(m)No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

3.16Corporate Documents.  The books, records and accounts of the Company (w) are in all material respects true, complete and correct, (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (z) accurately and fairly reflect the basis for the Financial Statements.  The books, records and accounts of the Company have been made available to Acquiror.

3.17No Brokers.  Except as set forth on Schedule 3.17 of the Company Disclosure Schedules, neither the Company, nor any Affiliate of the Company (including Seller) is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Acquiror, as of the Closing, as follows:

4.1Organization; Power and Capacity. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller possesses all power and authority necessary to enter into, execute, deliver and perform its obligations under this Agreement and any other document related to the Transactions to which it is a party and to carry out the Transactions that are required to be carried out by Seller.

4.2Enforceability; Noncontravention.

(a)This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by and  subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)The execution, delivery and performance by Seller of this Agreement, or its otherwise being bound by it, does not, and the consummation of the Transactions will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Encumbrance upon the Securities held by Seller pursuant to, (i) any Contract or Order to which Seller is subject or by which its assets are bound, (ii) any Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Seller’s ability to consummate the Transactions or to perform its obligations under this Agreement.

(c)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions that would reasonably be expected to adversely affect the ability of Seller to consummate the Transactions.

4.3Title to Securities. Seller owns of record and beneficially the Securities as set forth opposite its name on Schedule 3.4(a) of the Company Disclosure Schedules, and has good and valid title to such Securities, free and clear of all Encumbrances and shall deliver to Acquiror good and valid title to such Securities, free and clear of all Encumbrances and Taxes. Seller does not own, and does not have the right to acquire, directly or indirectly, any other Securities of the Company, except as set forth in Schedule 3.4(a) of the Company Disclosure Schedules. Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Securities (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Securities of the Company, except as set forth on the Company Disclosure Schedules.

4.4Litigation.  There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to Seller’s Knowledge, threatened against Seller that seek to restrain or enjoin the consummation of the Transactions.

4.5Solvency. Seller is not bankrupt and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with Seller’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented.  The consummation of the Transactions shall not constitute a fraudulent transfer by Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of Seller.

4.6Tax Matters. Seller has had an opportunity to review with its, his or her own tax advisors the tax consequences of the Transactions. Seller understands that it must rely solely on its advisors and not on any statements or representations made by Acquiror, the Company or any of their agents or representatives. Seller understands that Seller (and not Acquiror or the Company) shall be responsible for any tax liability for Seller that may arise as a result of the Transactions.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company and Seller as of the Closing Date, as follows:

5.1Organization and Standing. Acquiror is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquiror is not in violation of any of the provisions of its articles of organization or operating agreement, or equivalent organization or Governing Documents, in each case as amended to date.

5.2Authority; Noncontravention.

(a)Acquiror has all requisite limited liability company power and authority to enter into this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary limited liability company action on the part of Acquiror.  This Agreement has been duly executed and delivered by Acquiror and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)The execution and delivery of this Agreement by Acquiror does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to (i) any provision of its articles of organization, or limited liability company agreement or other equivalent organizational or Governing Documents, in each case as amended to date, or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquiror’s ability to consummate the Transactions hereunder or to perform their respective obligations under this Agreement.

5.3Litigation.  There are no actions, suits, arbitrations, mediations, proceedings or claims pending or threatened against Acquiror that seek to restrain or enjoin the consummation of the Transactions.

5.4Solvency. Acquiror is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with Acquiror’s  creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented.  The consummation of the Transactions shall not constitute a fraudulent transfer by Acquiror under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of Acquiror.

ARTICLE 6Tax Matters. Acquiror has had an opportunity to review with its, his or her own tax advisors the tax consequences of the Transactions.
COVENANTS

6.1Company Benefit Plans. The Company shall terminate any and all Benefit plans, group severance, separation, retention and salary continuation plans, programs or arrangements prior to the Closing Date and shall provide Acquiror with evidence reasonably satisfactory to it that such plans, programs or arrangements have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board.  The form and substance of such resolutions shall be subject to review and approval by Acquiror.  The Company also shall take such other actions in furtherance of terminating such plans, programs or arrangements as Acquiror may reasonably require.

6.2Notices to Seller and Employees.

(a)The Company shall enter into agreements as may be necessary with Seller to transfer all employees and consultants to Seller prior to the Closing Date so that on the Closing Date, the Company shall have no employees or consultants.

(b)The Company shall give all notices and other information required to be given (which notices and information shall be in form and substance reasonably satisfactory to Acquiror) to the employees of the Company, any collective bargaining unit, works council or similar employee representation group representing any group of employees of the Company and any applicable Governmental Authority under the Workers Adjustment and Retraining

Notification Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.

6.3Corporate Matters.  The Company shall, (a) prior to the Closing Date, pay all corporate franchise, foreign corporation and similar taxes (including all such taxes that have accrued but are not yet due and payable) and the Company shall be reimbursed by Acquiror, on the Closing Date, for the amount of any such taxes related to periods after the Closing Date and (b) at the Closing Date, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the Company’s Board or stockholder meetings or consents and the stock ledgers, journals and other records reflecting all equity issuances and transfers.

6.4Tax Matters.

(a)Except as otherwise set forth herein, Acquiror will file the Tax Returns for the 2018 taxable year for the Company.   Each of Acquiror, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes.  Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company and Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(b)The Company and Seller to agree, upon request from Acquiror, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(c)Seller shall be responsible for filing all Tax Returns, and paying all Taxes, relating to Seller’s or Company’s employees and independent contractors.

(d)Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(e)Indemnification Payments.  For all relevant Tax purposes, the parties agree to treat all indemnification payments under this Agreement as adjustments to the Purchase Price.

6.5Satisfaction of Conditions Precedent.  The Company and Seller shall use its best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 12, and to cause the Transactions to be consummated in accordance with the terms of this Agreement.

ARTICLE 7
ACQUIROR’S DELIVERABLES AT THE CLOSING

At the Closing, Acquiror shall deliver to the Company and Seller (it being understood that any one or more of the following deliverables may be waived by the Company and Seller in a writing signed by the Company and Seller):

7.1Purchase Agreement.  A duly executed counterpart of this Agreement.

7.2Purchase Price.  Payment of the Purchase Price to Seller.

ARTICLE 8
THE COMPANY’S AND SELLER’S DELIVERABLES AT THE CLOSING

At the Closing, the Company and/or Seller, as applicable, shall deliver to the Acquiror (it being understood that any one or more of the following deliverables may be waived by the Acquiror in a writing signed by the Acquiror):

8.1Purchase Agreement.   A duly executed counterpart of this Agreement from the Company and Seller.

8.2Good Standing Certificate.  A good standing certificate from the Secretary of State of the States of Delaware and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within ten (10) Business Days prior to the Closing Date, certifying that the Company is in good standing in such jurisdiction (to the extent such concept exists in the applicable jurisdiction) and that all applicable Taxes and fees of the Company, due and owing to the Delaware Secretary of State through and including the Closing Date, have been paid.

Receipt by Acquiror of any of the agreements, instruments, certificates or documents delivered pursuant to this Article 8 shall not be deemed to be an agreement by Acquiror that the information or statements contained therein are true, correct or complete, and shall not diminish Acquiror’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLER TO CONSUMMATE THE CLOSING

The obligations of the Company and Seller to consummate the Closing and take the other actions required to be taken at the Closing are subject to the fulfillment or satisfaction as of the Closing Date of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company):

9.1Accuracy of Representations and Warranties.  The representations and warranties of Acquiror set forth in Article 5, (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date (except for any such representations or warranties that are made as of  specific date, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date).

9.2Acquiror shall have delivered the Purchase Price and a duly executed counterpart to this Agreement to Seller.

9.3Compliance with Law; No Legal Restraints.  There shall not be issued, enacted or adopted by any Governmental Authority any statute, regulation, enactment, Order or Action (whether temporary, preliminary or permanent) that prohibits or renders illegal or imposes limitations on the Transaction contemplated by this Agreement.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF ACQUIROR TO CONSUMMATE THE CLOSING

Acquiror’s obligations to consummate the Closing and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived by Acquiror in a writing signed by Acquiror and that any such waiver shall not affect any rights to indemnification or any remedy hereunder):

10.1Accuracy of Representations and Warranties.  Each of the (i) representations and warranties of Seller and the Company shall be true and correct in all respects on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date) and (ii) representations and warranties of Seller and the Company contained in this Agreement that are qualified as to materiality or a Material Adverse Change shall be true and correct in all respects on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

10.2Covenants.  The Company and Seller shall have performed and complied in all material respects with all of its respective covenants contained in this Agreement at or before the Closing Date.

10.3No Material Adverse Change.  There shall not have been any Material Adverse Change with respect to the Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement.

10.4Compliance with Law; No Legal Restraints; No Litigation.  No Governmental Authority or other Person shall have commenced or threatened in writing to commence any Action challenging or seeking the recovery of a material amount of damages in connection with the Transactions or seeking to prohibit or limit the exercise by Acquiror of any material right pertaining to ownership of Securities of the Company.  No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquiror’s ownership, conduct or operation of the Company’s business or any of their other businesses following the Closing Date shall be in effect, and no Action seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Transactions shall be pending or threatened.

10.5No Outstanding Securities.  With the exception of Securities sold by Seller to Acquiror hereunder, no Person shall hold any Securities of the Company or be a party to any Contract of any character to which the Company or Seller is a party or by which it or its assets is bound, obligating the Company or Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Securities of the Company or other rights to purchase or otherwise acquire any Securities of the Company, whether vested or unvested.

10.6Receipt of Closing Deliveries. Acquiror shall have received each of the following agreements, instruments, certificates and other documents:

(a)a certificate, dated as of the Closing Date on behalf of the Company, executed by its Chief Executive Officer, to the effect that each of the conditions set forth in Sections 10.1, 10.2 and 10.3 has been satisfied;

(b)a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying (i) the Governing Documents as in effect as of the Closing, and (ii) Board of Director resolutions approving this Agreement and the Transactions;

(c)evidence reasonably satisfactory to Acquiror of the resignation/transfer of each employee of the Company to Seller immediately prior to the Closing;

(d)a certificate from the Secretary of State of the States of Delaware and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within ten (10) Business Days prior to the Closing Date, certifying that the Company is in good standing in such jurisdiction (to the extent such concept exists in the applicable jurisdiction);

(e)evidence reasonably satisfactory to Acquiror of the termination or waiver of any rights of first refusal, rights to any liquidation preference, redemption rights, conversion rights and rights of notice of any Seller with respect to any of the Transactions, effective as of upon the Closing;

(f)a certificate of non-foreign status from Seller satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2) and Code Section 1446(f)(2);

(g) evidence reasonably satisfactory to Acquiror of the termination of service with the Company of each independent contractor, consultant and/or advisory board member of the Company, to be effective no later than immediately prior to the Closing Date; and

(h)evidence reasonably satisfactory to Acquiror that all Encumbrances on assets of the Company shall have been released prior to, or shall be released simultaneously with, the Closing, including documentation in form and substance reasonably satisfactory to Acquiror executed by each Person holding a security interest in any asset of the Company as of the Closing Date terminating any and all such security interests and authorizing Acquiror to file or record on behalf of such Person a UCC-3 termination statement or other instruments of release or discharge.

Receipt by Acquiror of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 10.6 shall not be deemed to be an agreement by Acquiror that the information or statements contained therein are true, correct or complete, and shall not diminish Acquiror’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

ARTICLE 11
SURVIVAL, INDEMNIFICATION AND REMEDIES

The provisions of this Article 11 shall only apply upon, as of and following the Closing Date.

11.1Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in Section 3.4, 3.7, 3.8, 4.3 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

11.2Agreement to Indemnify.

(a)Indemnification by Seller.  Subject to the other terms and conditions of this Article 11, Seller (together with their successors and assigns, each, an “Indemnifying Person”) shall on a joint and several basis, indemnify and hold harmless Acquiror, the Company, and their respective managers, directors, officers, employees, agents, representatives, equityholders and subsidiaries, and each Person, if any, who controls or may control Acquiror or any of its subsidiaries within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all Losses incurred or sustained by, or imposed upon, Acquiror Indemnified Persons based upon, arising out of, with respect to or by reason of:

(i)any inaccuracy in or breach of any of the representations or warranties of Seller or Company contained in this Agreement or in the Disclosure Schedules;

(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Company and/or Seller pursuant to this Agreement;

(iii)any Transaction Expenses that have not been paid as of the Closing Date to the extent not deducted in the calculation of the Purchase Price;

(iv)any Company Debt as of the Closing Date;

(v)all Taxes and all Losses related thereto: (i) that are Pre-Closing Taxes; (ii) resulting from a breach of any representations and warranties set forth in Section 3.7; and (iii) of or attributable to Seller or their Affiliates (for this purpose, excluding the Company and the Company Subsidiaries for taxable periods (or portions thereof) beginning after the Closing Date);

(vi)any breach of or default in connection with any of the covenants or agreements made by the Company or Seller in this Agreement or any other documents referenced in this Agreement; or

(vii)any fraud or gross negligence committed by or any intentional misrepresentation made by or on behalf of the Company or Seller (a “Fraud Claim”).

(b)Indemnification by Acquiror.  Subject to the other terms and conditions of this Article 11, Acquiror shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(i)any inaccuracy in or breach of any of the representations or warranties of Acquiror contained in this Agreement; or

(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Acquiror pursuant to this Agreement.

11.3Certain Limitations. The party making a claim under this Article 11 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 11 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 11.2(a) and 11.2(b) shall be subject to the following limitations:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 11.2(a)(i) or Section 11.2(b)(i), as the case may be, until the aggregate amount of all Losses in respect of indemnification under 11.2(a)(i) or Section 11.2(b)(i) exceeds $15,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)Other than indemnification pursuant to a Fraud Claim as described in Section 11.2 (a)(vii), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 11.2(a)(i) or Section 11.2(b)(i) as the case may be, shall not exceed the Purchase Price.  In the case of indemnification pursuant to a Fraud Claim as described in Section 11.2 (a)(vii), the limitation on liability in this Section 11.3(b) will not apply.

(c)Payments by an Indemnifying Party pursuant to Section 11.2(a) (excluding 11.2(a)(vii), to which the limitation in this Section 11.3(c) will not apply) or 11.2(b) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds.

(d)Payments by an Indemnifying Party pursuant to Section 11.2(a) and 11.2(b) in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

11.4Indemnification Procedures.

(a)Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 11.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Acquiror shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 12.12) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 11.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

11.5Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price for all tax purposes, to the maximum extent permitted by Applicable Law.

11.6Exclusive Remedy. Subject to Section 12.5 and except for recoveries for claims of fraud, intentional misrepresentation, or gross negligence, the rights and remedies of the parties hereto under this Article 14 are the sole and exclusive remedies with respect to any breach (or alleged breach) of any representation, warranty, covenant or agreement or terms set forth in this Agreement (other than as a result of fraud, intentional misrepresentation, gross negligence or negligent misrepresentation).

ARTICLE 12
MISCELLANEOUS

12.1Governing Law; Dispute Resolution.

(a)All disputes arising out of or concerning the existence, validity interpretation or performance of this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules in accordance with Section 12.1(b).

(b)The arbitral panel shall consist of three (3) members, one to be appointed by each of the parties hereto (with the Company and Seller being treated as a single party for purposes of this Section 12.1) and the third to be chosen by the two (2) party-appointed arbitrators. If either Company or the Acquiror fails to appoint an arbitrator or the two (2) party-appointed arbitrators fail to appoint the third within the prescribed time periods, then the appointments shall be made by the AAA pursuant to its rules and procedures in effect at the time of the appointments:

(i)Arbitration may be commenced by any party hereto by giving written notice to the other party and to the AAA pursuant to the rules of the AAA then in existence. Within fifteen (15) days of such notice, the party demanding arbitration shall appoint its arbitrator. Within fifteen (15) days of that appointment, the other party shall appoint its arbitrator. Within fifteen (15) days after the appointment of both party-appointed arbitrators, those two (2) shall appoint the third, who shall preside over the panel.

(ii)The situs of the arbitration shall be the State of New York and the evidentiary proceedings shall be conducted in the Borough of Manhattan, New York. The panel may conduct proceedings in other locations if necessary for the taking of evidence.

(c)The arbitral panel is authorized to award monetary damages and to grant specific performance of the Agreement and other injunctive relief, including interim relief pending the final award.

(d)The parties hereto shall bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the arbitral panel and the costs of administration.

(e)The arbitral award shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

(f)THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN ACCORDANCE WITH, AND IN ALL RESPECTS, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(g)With respect to any matter not subject to arbitration under this Section 12.1, each party hereto hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and waives any objection to personal jurisdiction of and venue in such court with respect to such proceeding and any claim that such forum is inconvenient.

(h)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.1(h).

12.2Assignment; Binding Upon Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror.  Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

12.3Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.4Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All the counterparts will together constitute one and the same instrument.

12.5Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto waive any requirement for any posting of a bond in connection with the remedies described herein.

12.6Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Acquiror and Seller.  Any such amendment or waiver shall be binding on all of the parties hereto. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

12.7Expenses.  Except as otherwise provided in this Agreement, whether or not the Transactions are successfully consummated, each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement and the Transactions.

12.8Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, or sent by nationally recognized overnight courier service.  Such notices and other communications shall be deemed duly delivered, given and effective (a) upon receipt if hand delivered, (b) when sent by electronic mail, or (c) one (1) Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.8:

If to Acquiror:

ARJ Consulting, LLC

188 Shepherd Lane

Roslyn Heights, NY 11577
Attention: Andrew Garnock
Email:  agarnock@yahoo.com

with a copy (which shall not constitute notice) to:

Hoberman Law Group PLLC

85 Fifth Avenue, 4th Floor

New York, NY 10003

Attention: Lori Hoberman

Email: lori@hobermanlawgroup.com

If to Seller:

Mount Tam Biotechnologies, Inc.

7250 Redwood Blvd., Suite 300

Novato, CA 94925

Attn: Richard Marsak
Email: Richard@mounttambiotech.com

with a copy (which shall not constitute notice) to:

Kirton McConkie PC

50 E. South Temple

Salt Lake City, UT 84111

Attention: Alexander N. Pearson

Email: apearson@kmclaw.com

12.9Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrases “delivered,” “provided,” “made available” and phrases of similar import mean, with respect to any statement in Article 3 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided” or “made available” to Acquiror, its legal counsel or its other representatives prior to the Closing Date. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Reference to the subsidiaries of an Entity shall be deemed to include all direct and indirect subsidiaries of such Entity.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.10No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other party.  No party shall hold itself out as having any authority or relationship in contravention of this Section 12.10.

12.11Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, consultant, contractor, Affiliate, member, shareholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 2.3 is intended to benefit the Acquiror and its respective Affiliates and each of their respective officers, directors, managers, agents, representatives, equity holders, successors and assigns, and Article 11 is intended to benefit the Acquiror Indemnified Persons.

12.12Entire Agreement.  This Agreement, the exhibits and schedules hereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

12.13WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, Acquiror, the Company and Seller have caused this Stock Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIROR:

ARJ CONSULTING LLC

By: /s/ Andrew Garnock

Name: Andrew Garnock

Title: Manager

IN WITNESS WHEREOF, Acquiror, the Company and Seller have caused this Stock Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

MOUNT TAM BIOTECHNOLOGIES INC.

By: /s/ Richard B. Marshak

Name: Richard B. Marshak

Title: CEO

SELLER:

MOUNT TAM BIOTECHNOLOGIES INC.

By: /s/ Richard B. Marshak

Name: Richard B. Marshak

Title: CEO